Exhibit 10.26

Execution Copy

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective April 1, 2017 (the “Effective Date”), by and between Robert Lippe (the “Executive”) and Liquidia Technologies, Inc., a Delaware corporation (the “Company”).  Each of the Company and Executive is a “Party” and, collectively, they are the “Parties.”

Executive desires to continue to provide personal services to the Company in return for certain compensation under this Agreement;

The Parties desire and intend that this Agreement supersede any and all prior employment agreement and understandings between Executive and the Company, and to provide for the employment of Executive upon the terms and conditions set forth herein.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.                                      EMPLOYMENT BY THE COMPANY.

1.1                               At-Will Employment. Executive shall be employed by the Company on an “at will” basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without cause or advance notice. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company. Executive’s rights to any compensation following a termination shall be only as set forth in Section 6.

1.2                               Position.  Subject to the terms set forth herein, the Company agrees to employ Executive in the position of Chief Operations Officer, and Executive hereby accepts such employment.  Executive will report to the Chief Executive Officer (“CEO”) and/or such executive designated by the CEO.

1.3                               Duties.  Executive shall faithfully perform all duties of the Company related to the position or positions held by the Executive, including but not limited to all duties set forth in this Agreement and/or in the Bylaws of the Company related to the position or positions held by the Executive and all additional duties that are reasonably prescribed from time to time by the CEO or other designated officers of the Company. Executive shall devote the Executive’s full business time and attention to the performance of the Executive’s duties and responsibilities on behalf of the Company and in furtherance of its best interests.  Executive shall perform Executive’s duties under this Agreement principally out of the Company’s corporate headquarters.  In addition, Executive shall make such business trips at the Company’s expense to such places as may be necessary or advisable for the efficient operations of the Company.

1.4                               Company Policies.  The Executive shall comply with all Company policies, standards, rules and regulations (a “Company Policy” or collectively, the “Company Policies”) and all applicable government laws, rules and regulations that are now or hereafter in effect. The Executive acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.                                      COMPENSATION.

2.1                               Salary.  Executive shall receive a monthly salary of $33,105.91, which equates to $397,271.00 on an annualized basis, payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).  Executive’s Base Salary may be increased from time to time by the Board of Directors of the Company (the “Board”). Notwithstanding anything to the contrary, the Base Salary may be reduced if the Board determines such reduction is necessary and justified by the financial condition of the Company and implements an equal percentage reduction in the base salaries of all of the Company’s executive officers, but in no event will such reduction be greater than ten percent (10%) of the Base Salary. A reduction in Executive’s Base Salary in accordance with the immediately preceding sentence shall not constitute a material substantial diminution in base compensation as described in Section 6.4(b) of this Agreement.

2.2                               Bonus. During the period Executive is employed with the Company, Executive shall be eligible to earn for Executive’s services to be rendered under this Agreement a discretionary annual cash bonus of up to 40% of Base Salary (“Target Amount”), subject to review and adjustment by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements.  Whether or not Executive earns any bonus will be dependent upon (a) Executive’s continuous performance of services to the Company through the date any bonus is paid; and (b) the actual achievement by Executive and the Company of the applicable performance targets and goals set by the Board in advance of, or within the first quarter of, each calendar year.  The annual period over which performance is measured for purposes of this bonus is January 1 through December 31.  The Board will determine in its reasonable discretion the extent to which Executive and the Company have achieved the performance goals upon which the bonus is based and the amount of the bonus, which could be below the Target Amount (and may be zero).  Any bonus shall be subject to the terms of any applicable incentive compensation plan adopted by the Company.  Any bonus, if earned, will be paid to Executive within the time period set forth in the incentive compensation plan, or if no such time period was established, within two and one-half months following the end of the year during which the bonus is earned.

2.3                               Benefits.  Executive will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during Executive’s employment.  All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan.  The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

2.4                               Expense Reimbursement.  The Company shall reimburse Executive for all customary and appropriate business-related expenses actually incurred and documented in accordance with Company policy, as in effect from time to time.  For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3.                                      PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS.  The parties have entered into a Confidentiality, Inventions and Non-Competition (the “Confidential Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement.  The Confidential Information Agreement contains provisions that are intended by the Parties to survive and do survive termination or expiration of this Agreement.

4.                                      OUTSIDE ACTIVITIES DURING EMPLOYMENT.  Except with the prior written consent of the Company, which shall not be unreasonably withheld, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder, except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties, (iii) such other activities as may be specifically approved by the Company. This restriction shall not, however, preclude Executive from owning less than one percent (1%) of the total outstanding shares of a publicly traded company, or employment or service in any capacity with Affiliates of the Company.  As used in this Agreement, “Affiliates” means an entity under common management or control with the Company.

5.                                      NO CONFLICT WITH EXISTING OBLIGATIONS.  Executive represents that Executive’s performance of all the terms of this Agreement and as an executive of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services.  Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6.                                      TERMINATION OF EMPLOYMENT.  The Parties acknowledge that Executive’s employment relationship with the Company is at-will.  The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1                               Termination by the Company Without Cause.

(a)                                 The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time without “Cause” (as defined in Section 6.2(b) below) by giving notice as described in Section 7.1 of this Agreement.  A termination pursuant to Sections 6.3 and 6.5 below is not a termination without “Cause” for purposes of receiving the benefits described in this Section 6.1.

(b)                                 If the Company terminates Executive’s employment at any time without Cause and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h) a “Separation from Service”), then Executive shall be entitled to receive the Accrued Obligations (defined below) and, subject to Executive’s compliance with the obligations in Section 6.1(c) below, then Executive shall also be entitled to receive (collectively, the “Severance Benefits”):

(i)                                     an amount equal to Executive’s then current Base Salary for six (6) months (the “Severance Period”), less all applicable withholdings and deductions, paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined in Section 6.1(c) below), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter; and

(ii)                                  payment of the employer portion of the premiums required to continue Executive’s group health care coverage under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Executive elects to continue and remains eligible for these benefits under COBRA, until the earliest of (A) the close of the Severance Period, (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”).  Notwithstanding the foregoing, if at any time the Company determines in its sole discretion that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code, as amended, or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings for the remainder of the COBRA Payment Period, regardless of whether Executive elects COBRA coverage (the “Special Severance Payment”).  Executive may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. If Executive becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Payment Period, Executive must immediately notify the Company of such event, and all payments and obligations under this clause will cease.

(c)                                  Executive will be paid all of the Accrued Obligations on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law.  Executive shall receive the Severance pursuant to Section 6.1(b) of this Agreement if: (i) Executive signs and delivers to the Company an effective, general release of claims in favor of the Company and its affiliates and representatives, in a form acceptable to the Company (the “Release”), by the 60th day following the termination date or such earlier date as set forth in the Release, which cannot be revoked in whole or part (if applicable) by such date or such earlier date as set forth in the Release (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); (ii) if Executive holds any other positions with the Company, Executive resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board);  (iii) Executive returns all

Company property; (iv) Executive complies with all post-termination obligations under this Agreement and the Confidential Information Agreement; and (v) Executive complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in the Release. To the extent that any severance payments are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of Severance will not be made or begin until the later calendar year.

(d)                                 For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.

(e)                                  The Severance provided to Executive pursuant to this Section 6.1 is in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

(f)                                   Any damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain; therefore, the Severance for which Executive is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the Parties as liquidated damages, to serve as full compensation, and not a penalty.

6.2                               Termination by the Company for Cause.

(a)                                 Subject to Section 6.2(c) below, the Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 7.1 of this Agreement.

(b)                                 “Cause” for termination shall mean that the Company has determined in its sole discretion that the Executive has engaged in any of the following: (i) any material breach of the terms of this Agreement by Executive, or the willful failure of Executive to diligently and properly perform Executive’s material duties for the Company; (ii) Executive’s misappropriation or unauthorized use of the Company’s tangible or intangible property that causes or is likely to cause material harm to the Company or its reputation, or material breach of the Confidential Information Agreement or any other similar agreement regarding confidentiality, intellectual property rights, non-competition or non-solicitation; (iii) any material failure to comply with the Company Policies or any other policies and/or directives of the Board; (iv) Executive’s use of illegal drugs or any illegal substance, or Executive’s use of alcohol in any manner that materially interferes with the performance of the Executive’s duties under this Agreement; (v) any dishonest or illegal action (including, without limitation, embezzlement) or any other action, whether or not dishonest or illegal, by Executive which is materially detrimental to the interest and well-being of the Company, including, without limitation, harm to its reputation; (vi) Executive’s failure to fully disclose any material conflict of interest the Executive may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company; (vii) any adverse action or omission by Executive which would be required to be disclosed pursuant to public securities laws or which would limit the ability of the Company or any entity affiliated with the Company to sell securities under any Federal or state law or which would disqualify the Company or any affiliated entity from any exemption otherwise available to it; or (viii) Executive’s violation of the Company’s Policies prohibiting unlawful harassment, discrimination, retaliation or workplace violence; provided, however, that prior to any termination of Executive for “Cause,” if the grounds for such Cause are reasonably capable of cure by Executive, the Company shall provide Executive with written notice of the grounds for Cause and provide Executive with ten (10) business days in which to cure such Cause.

(c)                                  In the event Executive’s employment is terminated at any time for Cause, Executive will not receive Severance or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.3                               Resignation by Executive.

(a)                                 Executive may resign from Executive’s employment with the Company at any time by giving notice as described in Section 7.1.

(b)                                 In the event Executive resigns from Executive’s employment with the Company for any reason (other than a resignation for Good Reason as described in Section 6.4 below), Executive will not receive Severance or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.4                               Resignation by Executive for Good Reason.

(a)                                 Provided Executive has not previously been notified of the Company’s intention to terminate Executive’s employment, Executive may resign from employment with the Company for Good Reason (as defined in Section 6.4(b) below).

(b)                                 “Good Reason” for resignation shall mean the occurrence of any of the following without Executive’s prior consent:  (i) a material diminution in Executive’s authority, duties or responsibilities; (ii) a material diminution in Executive’s base compensation; (iii) a requirement that Executive report to an employee other than the CEO; (iv) the Company materially breaches its obligations under this Agreement; or (v) Executive’s principle place of employment is relocated by more than fifty (50) miles from the Company’s present location in Research Triangle Park, North Carolina.  In addition to any requirements set forth above, in order for any of the above events to constitute “Good Reason,” Executive must (X) inform the Company of the existence of the event within ninety (90) days of the initial existence of the event, after which date the Company shall have no less than thirty (30) days to cure the event which otherwise would constitute “Good Reason” hereunder and (Y) Executive must terminate his employment with the Company for such “Good Reason” no later than ninety (90) days after the initial existence of the event which prompted the Executive’s termination. Any actions taken by the Company to accommodate a disability of Executive or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement.

(c)                                  In the event Executive resigns from Executive’s employment for Good Reason, and provided that such termination constitutes a Separation from Service, then subject to Executive’s compliance with the obligations in Section 6.1(c) above, Executive shall be eligible to receive the same payments and benefits as described in Section 6.1 and on the same terms and conditions set forth in Section 6.1(c) and Section 6.1(e) as if Executive had been terminated by the Company without Cause.

(d)                                 Any damages caused by the termination of Executive’s employment for Good Reason would be difficult to ascertain; therefore, the Severance for which Executive is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the Parties as liquidated damages, to serve as full compensation, and not a penalty.

6.5                               Termination by Virtue of Death, Disability of Executive, or Discontinuation of Business.

(a)                                 In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the Parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, pay to Executive’s legal representatives all Accrued Obligations.

(b)                                 Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability.  Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive a qualified medical doctor mutually acceptable to the Company and Executive or Executive’s personal representative has certified in writing that: (A) Executive is unable, because of a medically determinable physical or mental disability, to perform the essential functions of Executive’s job, with or without a reasonable accommodation, for more than one hundred and eighty (180) calendar days measured from the last full day of work; or (B) by reason of mental or physical disability, it is unlikely that Executive will be able, within one hundred and eighty (180) calendar days, to resume the essential functions of Executive’s job, with or without a reasonable accommodation, and to otherwise discharge the Executive’s duties under this Agreement.  This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive Severance or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

(c)                                  In the event the Company’s business is discontinued because rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, all obligations of the Parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, pay to Executive’s legal representatives all Accrued Obligations.

6.6                               Cooperation With Company After Termination of Employment.  Following termination of Executive’s employment for any reason and for a period of two years thereafter, Executive agrees to cooperate (a) with the Company in (i) the defense of any legal matter involving any matter that arose during Executive’s employment with the Company, and (ii) all matters relating to the winding up of Executive’s pending work and the orderly transfer of any such pending work to such other employees as may be designated by the Company; and (b) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company.  The Company will reimburse Executive for any reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation. The Company will also pay Executive a per diem of $1,088 for each day or partial day that Executive devotes to fulfilling his obligation to cooperate under this Section 6.6, unless Executive is then receiving continued payment of his Base Salary under 6.1(b)(i), above.

6.7                               Application of Section 409A.

(a)                                 It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A.  If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.

(b)                                 The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. The Company shall not be liable to Executive for any payment made under this Agreement which is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment as an amount includible in gross income under Section 409A.

(c)                                  No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)).

(d)                                 For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

(e)                                  If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Executive’s Separation from Service, and (ii) the date of Executive’s death

(such earlier date, the “Delayed Initial Payment Date”), the Company will (1) pay to Executive a lump sum amount equal to the sum of the Severance that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Severance had not been delayed pursuant to this Section 6.7, and (2) commence paying the balance of the Severance in accordance with the applicable payment schedule set forth in Section 6.1. No interest shall be due on any amounts deferred pursuant to this Section 6.7.

7.                                      GENERAL PROVISIONS.

7.1                               Notices.  Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

7.2                               Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3                               Survival.  Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the Parties will survive any such termination, whether by expiration of the term, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances.

7.4                               Waiver.  If either Party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.5                               Complete Agreement.  This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof.  This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements.  This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.  The Parties have entered into a separate Confidential Information Agreement and have entered or may enter into separate agreements related to equity.  These separate agreements govern other aspects of the relationship between the Parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the Parties without regard to this

Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.6                               Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7                               Successors and Assigns.  The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a Party, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon death.

7.8                               Withholding.  All amounts payable hereunder shall be subject to applicable tax withholding.

7.9                               Choice of Law.  This Agreement in all respects shall be governed by and interpreted in accordance with the laws of the State of North Carolina, both procedural and substantive, without regard to conflicts of law, except to the extent that federal laws and regulations preempt otherwise applicable law.

7.10                        Mandatory Mediation.   Prior to and as a condition of either Party’s filing suit in state or federal court, the Parties shall engage in a mediated settlement conference in accordance with the North Carolina Superior Court Rules Implementing Statewide Mediation.  The Parties shall mediate in good faith until settlement is reached or an impasse is declared by the mediator.

7.11                        Jurisdiction.  Each Party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in Wake County, North Carolina, or any state court located within such state, in respect of any claim relating to this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts.  Any appellate proceedings shall take place in the appropriate courts having appellate jurisdiction over the courts set forth in this Section.

7.12                        Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one Party, but all of which taken together will constitute one and the same Agreement.  Facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.

[SIGNATURES TO FOLLOW ON NEXT PAGE]

Execution Copy

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

LIQUIDIA TECHNOLOGIES, INC.

By:	/s/ Neal F. Fowler
Name: Neal F. Fowler
Title: Chief Executive Officer

Executive:

/s/ Robert Lippe
Robert Lippe

Exhibit A

CONFIDENTIALITY, INVENTIONS AND NON-COMPETITION AGREEMENT

CONFIDENTIALITY, INVENTIONS AND NON-COMPETITION AGREEMENT

THIS CONFIDENTIALITY, INVENTIONS AND NON-COMPETITION AGREEMENT (this “Agreement”) is effective as of DATE (the “Effective Date”) by and between NAME (hereinafter “Employee”) and Liquidia Technologies, Inc. (the “Company”).

STATEMENT OF PURPOSE

The Employee desires to be employed by the Company, and the Company is willing to employ Employee strictly subject to Employee’s agreement to be bound by the terms of this Agreement.

IN CONSIDERATION of the Company’s employment of the Employee and the compensation and other benefits that the Company may provide to Employee as an employee, the Employee, intending to be legally bound, agrees to the following:

1.                                      For purposes of this Agreement, “Proprietary Information” is information (whether in written or other form or whether or not patentable or protectable by copyright, trade secret, trade dress, trademark, or the like) that: (i) has been created, invented, discovered, or developed by the Employee in connection with the Employee’s employment by the Company; (ii) is non-public and has been disclosed, furnished, or communicated to the Employee in connection with the Employee’s employment by the Company; or (iii) is non-public and the unauthorized disclosure of which could be detrimental to the interests of the Company.  Proprietary Information includes, but is not limited to, all inventions, works of authorship, trade secrets, know how, proprietary or confidential information, including, but not limited to, research, product or business plans, products, services, projects, proposals, processes, formulas, ideas, data, compositions, technology, computer programs and related source code and object code, developments, designs, drawings, marketing information and plans, customer lists, budgets, projections, partners, cost analyses, acquisition candidates, relevant parts of analysis, reviews, compilations, studies or other records and documents, and other information owned by the Company, disclosed to the Employee, or to which the Employee has been provided access or gains access, either directly or indirectly, by any means.  Proprietary Information does not include information that is or becomes generally available to the public other than as a result of a disclosure by the Employee or by any other person or entity that is under a confidentiality obligation to Company with respect to such information.

2.                                      Nondisclosure of Proprietary Information.

2.1                   The Employee acknowledges and agrees that Proprietary Information is the sole property of the Company or its designee and that the Employee shall have no right,

title, license, or interest in or to any Proprietary Information.  During and after the Employee’s employment by the Company, the Employee shall keep in the strictest confidence and trust all Proprietary Information and shall not directly or indirectly disclose, distribute, copy, supply, or use, in whole or in part, any Proprietary Information except as approved in advance in writing by the Company.  Notwithstanding the foregoing, it is understood that, at all such times, the Employee is free (i) to use information which was known to the Employee prior to employment with the Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by the Employee, (ii) to discuss the terms of the Employee’s employment, wages and working conditions to the extent expressly protected by applicable law, (iii) to report possible violations of federal securities laws to the appropriate government enforcing agency and make such other disclosures that are expressly protected under such laws, (iv) to respond to inquiries from, or otherwise cooperate with, any governmental or regulatory investigation, or (v) to testify truthfully as compelled by lawful process or subpoena related to such testimony after the Employee has provided advance written notice of said subpoena to the Company’s Chief Executive Officer and reasonably cooperates with the Company in any process to oppose said subpoena.

2.2                               The Employee shall not use or disclose to the Company, or assist in the disclosure to the Company of, proprietary or confidential information belonging to any third parties, including any prior employer(s).

2.3                               The Employee acknowledges and agrees that the Company has received and in the future may receive from third parties, including, but not limited to, potential collaborating partners or customers of the Company, confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of the Employee’s employment with the Company and thereafter, the Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel or the Company’s designee who need to know such information in connection with their work for the Company or such third party) or use Third Party Information, except in connection with the Employee’s work for the Company or such third party, unless expressly approved in advance in writing by the Company.  The Employee further agrees to be bound by and subject to any confidentiality or nondisclosure agreements or clauses with respect to such Third Party Information between the Company and any such third party.

2.4                               Pursuant to the Defend Trade Secrets Act of 2016, the Employee acknowledges that the Employee will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the trade secret to the Employee’s attorney and may use the trade secret information in the court proceeding, if the Employee (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

3.                                      Upon the earliest to occur of (i) termination of the Employee’s employment by the Company for any reason, (ii) termination of the Employee’s access to Proprietary Information, or (iii) the request of the Company, the Employee shall return to the Company (and will not keep in Employee’s possession or control or deliver to anyone else) all materials belonging to the Company, whether kept at the Employee’s business office, personal residence or otherwise, including, but not limited to, all materials containing or relating to any Proprietary Information in any written, tangible, electronic or other form that the Employee may have in Employee’s possession or control, and any and all mobile telephones, personal digital assistants, pagers, computer and other electronic devices and credit cards.  After returning the materials and equipment described in the preceding sentence to the Company, the Employee shall not retain any copies of any such materials.

4.                                      Ownership of Proprietary Information.

4.1                               All Proprietary Information and other information, which by its nature is proprietary to the Company, relating to the Company’s business or the Company’s anticipated business, or based on, derived from or relating to any Proprietary Information (collectively, Proprietary Information and “Work Product”) shall be the sole property of the Company.  The Employee agrees that all Proprietary Information and Work Product created, conceived, reduced to practice, made or otherwise developed by the Employee, solely or jointly, during and in any way related to the Employee’s employment, shall be the exclusive property of the Company and/or its designees or assignees, and shall be deemed “works made for hire,” as that term is defined in Section 101 of the U.S. Copyright Act of 1976, as amended.

4.2                               If, for any reason, any Proprietary Information and Work Product does not qualify as works made for hire, the Employee shall assign and does hereby irrevocably, unconditionally, and without encumbrance of any kind assign to the Company, and forever waives and agrees never to assert, all right, title, and interest, including without limitation, all patent, trademark, copyright, trade secret, and other intellectual property (collectively, “Intellectual Property”) rights, in and to such Proprietary Information and Work Product.  The Employee shall assist the Company, or its designee, in every proper way to secure the Company’s rights in the Proprietary Information and Work Product and any Intellectual Property rights relating thereto in any and all countries, including (i) the disclosure to the Company of all pertinent information and data with respect thereto, (ii) the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company or its designee the sole and exclusive right, title and interest in and to the Proprietary Information and Work Product, and (iii) the defense of any claim, demand, action, litigation, suit, or other proceeding, including, but not limited to, interference, cancellation, opposition, or other proceedings in respect of such applications or any registrations or patents issuing therefrom.  The Employee shall continue such assistance after the termination of the Employee’s employment by the Company.

4.3                               During the Employee’s employment by the Company, the Employee shall report promptly to the Company all Proprietary Information and Work Product created, conceived, reduced to practice, or otherwise developed by the Employee, solely or jointly.

4.4                               If the Company is unable because of the Employee’s mental or physical incapacity or for any other reason to secure the Employee’s signature to apply for or to secure protection of any Proprietary Information and Work Product, then the Employee hereby designates and appoints the Company and its duly authorized officers and agents as its agents and attorneys-in-fact to execute and file any certificates, applications or documents and to do all of their lawful acts necessary to perfect and protect the Company’s rights in the Proprietary Information and Work Product.  The Employee expressly acknowledges that the foregoing power of attorney is coupled with an interest and is therefore irrevocable and shall survive the Employee’s death or incompetency and the termination of the Employee’s employment or engagement by the Company.

4.5                               The Employee hereby represents and warrants that the Employee has fully disclosed to the Company on Schedule A attached hereto any idea, invention, discovery or process relating to the Company’s business which, prior to the Employee’s employment with the Company, the Employee conceived, reduced to practice, or developed, individually or jointly, and is to be excluded from the scope of this Agreement.

4.6                               Notwithstanding anything in this Agreement to the contrary, the obligation of the Employee to assign or offer to assign the Employee’s rights in an invention to the Company shall not extend or apply to an invention that the undersigned developed (i) entirely on the Employee’s own time; (ii) without using Company equipment, supplies, facilities, or other resources, Proprietary Information or trade secret information unless such invention (a) relates to the Company’s business or actual or demonstrably anticipated research or development, or (b) results from any work performed by the Employee for the Company.  The Employee shall bear the burden of proof in establishing that the Employee’s invention qualifies for exclusion under this Section 4.6.

5.                                      Covenant Not To Compete.

5.1                               For purposes of Part 5 of this Agreement, including each of its subparts, the following terms shall have the following meanings:

a.                                      “Competing Business” shall mean any corporation, partnership, person, or other entity that is researching, developing, manufacturing, marketing, distributing, or selling any product, service, or technology that is competitive with any part of the Company’s Business.

b.                                      The “Company’s Business” shall mean the development, manufacture, marketing, distribution, or sale of, including research directed to, any product, service, or technology that the Company is developing, manufacturing, marketing, distributing, or selling or to which the Company directed research at any time during Employee’s employment with the Company.  As of the date of this Agreement, the Company’s Business includes, but is not limited to, research directed to and the development, manufacture, marketing, distribution, and/or sale of: (i) isolated size and/or shape controlled pharmaceutical or therapeutic particles fabricated from a mold, including products of or containing the isolated size and/or shape controlled pharmaceutical or therapeutic particles fabricated from a mold; (ii) size and/or shape controllable pharmaceutical or therapeutic particles molded using a polymer or low surface energy mold; (iii) film based products of or containing arrays of size and/or shape controlled structures molded from a low surface energy mold; (iv) isolated nano or micro size and/or shape controlled particles fabricated from a mold, including products of or containing the isolated size and/or shape controlled particles fabricated from a mold; (v) nano or micro size and/or shape controllable particles molded using a polymer or low surface energy mold; or (vi) patterned drum fabrication and mold for manufacturing the products of (i)-(v) above.  The Employee understands that during the Employee’s employment with the Company, the Company’s Business may expand or change, and the Employee agrees that any such expansions or changes shall expand or contract the definition of the Company’s Business and the Employee’s obligations under this Agreement accordingly.

c.                                       “Territory” shall mean the following severable geographic areas:  (i) the world, (ii) any country in which the Company or a Competing Business is engaged in business, (iii) any country in which the Company is engaged in business, (iv) the United States, Europe, and Asia, (v) the United States, (vi) any state, including the District of Columbia, in which the Company or a Competing Business is engaged in business, (vii) any state, including the District of Columbia, in which the Company is engaged in business, (viii) North Carolina, (ix) a one hundred mile radius of the Employee’s principal place of employment or work for the Company, or (x) a one hundred mile radius of the Company’s corporate headquarters.

5.2                               It is recognized and understood by the Employee that, through the Employee’s association with the Company, the Employee shall: (i) have access to trade secrets and confidential information of the Company, including, but not limited to, valuable information about its intellectual property, business operations and methods, and the persons with which it does business in various locations throughout the world, that is not generally known to or readily ascertainable by the Company’s competitors, (ii) develop relationships with the Company’s customers and others with which the Company does business, and these relationships are among the Company’s most important assets, (iii) receive specialized knowledge of and specialized training in the Company’s Business, and (iv) gain such knowledge of the Company’s Business that, during the course of the Employee’s employment with the Company and for a period of one year following the termination thereof, the Employee could not perform services for a Competing Business without inevitably disclosing the Company’s trade secrets and Proprietary Information to that Competing Business.

5.3                               While employed by the Company, the Employee will not, without the express written consent of an authorized representative of the Company:  (i) perform services (as an employee, independent contractor, officer, director, or otherwise) for any Competing Business, (ii) engage in any activities (or assist others to engage in any activities) that compete with the Company’s Business, (iii) own or beneficially own an equity interest in a Competing Business, (iv) request, induce, or solicit (or assist others to request, induce, or solicit) any existing or prospective customers, suppliers, business partners, or contractors of the Company to curtail or cancel their business with the Company or to do business within the scope of the Company’s Business with a Competing Business, or (v) request, induce, or solicit (or assist others to request, induce, or solicit) any employee of the Company to terminate his or her employment with the Company.

5.4                               For a period of one year following the termination of the Employee’s employment with the Company, the Employee will not, without the express written consent of an authorized representative of the Company:  (i) perform services (as an employee, independent contractor, officer, director, or otherwise), within the Territory for any Competing Business, that are the same or substantially similar to any services that the Employee performed for the Company or that otherwise utilize skills, knowledge, and/or business contacts and/or relationships that the Employee developed while providing services to the Company, (ii) engage in any activities (or assist others to engage in any activities) within the Territory that compete with the Company’s Business, (iii) own or beneficially own an equity interest in a Competing Business, (iv) request, induce, or solicit (or assist others to request, induce, or solicit) any existing customer or any prospective customers to whom the Company has made a written proposal (“Prospective Customers”), suppliers, business partners, or contractors of the Company, during the last year of the Employee’s employment with the Company, to curtail or cancel their business with the Company or to do business within the scope of the Company’s Business with a Competing Business, (v) request, induce, or solicit (or assist others to request, induce, or solicit) any existing customer or Prospective Customers, suppliers, business partners, or contractors of the Company with which the Employee worked or had business contact during the last year of the Employee’s employment with the Company to curtail or cancel their business with the Company or to do business within the scope of the Company’s Business with a Competing Business, or (vi) request, induce, or solicit (or assist others to request, induce, or solicit) any employee of the Company to terminate his or her employment with the Company.  Where a Competing Business is a large enterprise with separately operated business units, the restrictions in Section 5.4(i) shall not apply to any such business unit that has no involvement in the research, development, manufacture, marketing, distribution, or sale of a product, service, or technology that is competitive with any part of the Company’s Business; provided, however, that this sentence does not apply to any employees in a scientific role or whose role involves the research, development or maintenance of the Company’s trade secrets.  These obligations will continue for the specified period regardless of whether the termination of the Employee’s employment was voluntary or involuntary or with or without cause, and the specified period shall be tolled and shall not run during any time in which the Employee fails to abide by this obligations.

5.5                               The Employee shall not at any time following the termination of the Employee’s employment with the Company use the name or trading style of the Company in any country, or use in any country any name or trading style which is the same as or similar to any of the trade or service marks of the Company or any brand name or proposed brand name of any of the Company’s products or proposed products, or represent himself or herself as carrying on or continuing or being connected with the Company or its business for any purpose whatsoever unless otherwise agreed by the Company in writing.

5.6                               While employed by the Company, the Employee shall disclose to the audit committee of the Company the Employee’s interest in respect of any contract or arrangement in which the Employee has any personal material interest, directly or indirectly, or any conflicts of interest (including the conflict of interest that may arise from the Employee’s directorship(s) or executive position or personal investments in any corporation(s)) that may involve the Employee. Upon such disclosure, the Employee shall abstain from voting in respect of any such contract, arrangement, proposal, transaction, or matter in which the conflict of interest arises, unless and until the audit committee has determined that no such conflict of interest exists.

5.7                               As an exception to the restrictions set forth in Parts 5.3 and 5.4 herein, the Employee may own passive investments in a Competing Businesses, (including, but not limited to, indirect investments through mutual funds), provided that the securities of the Competing Business are publicly traded and the Employee does not own or control more than two percent of the outstanding voting rights or equity of the Competing Business.

5.8                               In the event that a court determines that the length of time, the geographic area, or the activities prohibited under this Agreement are too restrictive to be enforceable, the Court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable.

5.9                                The market for the Company’s services and the Company’s Business is highly specialized and highly competitive such that other companies and business entities compete with the Company in various locations throughout the world.  The provisions set forth in this Agreement: (i) are reasonably necessary to protect the Company’s legitimate business interests, (ii) are reasonable as to the time, territory, and scope of activities that are restricted, (iii) do not interfere with the Employee’s ability to earn a comparable living or secure employment in the field of the Employee’s choice, (iv) do not interfere and are not inconsistent with public policy or the public interest, and (v) are described with sufficient accuracy and definiteness to enable the Employee to understand the scope of the restrictions on the Employee.

5.10                         Because of the unique nature of the Proprietary Information, the Employee understands and agrees that the Company will suffer irreparable harm in the event that the Employee fails to comply with any of the Employee’s obligations under this Agreement and that monetary damages will be inadequate to compensate the Company for such breach.  Accordingly, the Employee agrees that the Company will, in addition to any other remedies available to it at law or in equity, be entitled to injunctive relief to enforce the terms of this Agreement.

6.                                       The Employee hereby authorizes the Company to provide a copy of this Agreement, including any exhibits hereto, to any and all of the Employee’s future employers and to notify any and all such future employers that the Company intends to exercise its legal rights arising out of or in connection with this Agreement and/or any breach or any inducement of a breach hereof.

7.                                      The Employee agrees that, during the term of the Employee’s employment with the Company, the Employee will not: (i) engage in any other employment, occupation, consulting, or other business activity that conflicts with the Employee’s obligations to the Company, or (ii) engage in any other activities that conflict with the Employee’s obligations to the Company.

8.                                      Debarment Certification

8.1                               The Employee represents and promises that Employee:

(a)         is not presently, and during the Employee’s employment will not be, debarred or convicted for a crime for which Employee can be debarred under the Generic Drug Enforcement Act of 1992 (21USC335a)(the “Act”); and

(b)         is not presently, and during the Employee’s employment will not be, indicted or otherwise criminally or civilly charged by a government entity (Federal or State) with commission of the kinds of conduct for which Employee can be debarred under the Act; and

(c)          will not employ or otherwise engage any individual who has been (i) debarred or (ii) convicted of a crime for which a person can be debarred under the Act, in any capacity in connection with the activities of developing or reporting data which may become part of an application for approval of a drug or biologic.

8.2                               The Employee promises that, during the Employee’s employment with the Company, the Employee will promptly notify the Company upon learning of or having a belief that the Employee cannot satisfy the obligations of Section 8.1 above.

9.                                      The Employee agrees that this Agreement shall be enforced, construed and interpreted under the law of the state of North Carolina, without regard to the conflicts of laws principles thereof.  The state and federal courts in North Carolina shall be the exclusive venues for the adjudication of all disputes arising out of this Agreement, and the Employee consents to the exercise of personal jurisdiction over the Employee in any such adjudication and hereby waives any and all objections and defenses to the exercise of such personal jurisdiction.

10.                               The Employee agrees that:  (i) the Employee’s employment relationship with the Company is “at-will,” which means that either the Employee or the Company can terminate the relationship at any time for any reason or no reason, with or without notice, unless the Employee and the Company are parties to a contract that expressly provides a fixed term of employment, (ii) the Employee’s employment relationship with the Company is contingent upon the Employee’s execution of this Agreement, which is a material inducement to the Company to offer the employment relationship to the Employee and to provide Proprietary Information to the Employee, and (iii) this Agreement shall survive any termination for any reason whatsoever of the Employee’s employment relationship with the Company.

11.                               The Employee agrees that the Company’s failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or of any other provision in the Agreement.  The provisions of this Agreement shall be enforceable, notwithstanding the existence of any breach of this Agreement by the Company or of any claim by the Employee against the Company, whether predicated on this Agreement or otherwise.

12.                               This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior or contemporary agreements or understandings, whether written or oral, with respect thereto, provided, however, prior to the execution of this Agreement, if Company and the Employee were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only.  This Agreement may not be modified or amended except by an agreement in writing signed by both parties.

13.                               The Employee agrees that this Agreement is assignable by the Company at the Company’s discretion and the Employee authorizes the Company’s successors and assigns to enforce this Agreement for their respective benefits.

14.                               The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

15.                               The Employee agrees that a breach of any provision(s) of this Agreement will toll the running of the limitation period with respect to such provision(s) for as long as such breach occurs.

16.                               The Employee agrees and acknowledges that the Company’s agreement to employ the Employee, in and of itself, is sufficient and adequate consideration for the Employee’s promises and obligations hereunder, and that the compensation and other benefits that the Company provides the Employee during the course of the Employee’s employment are, independently and collectively, sufficient and adequate consideration for the Employee’s promises and obligations hereunder.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Employee has executed this Agreement to be effective as of the date set forth above.

LIQUIDIA TECHNOLOGIES, INC.

By:	(s)
Name:
Title:

(s)
NAME

SCHEDULE A

The following items are inventions, ideas, computer software programs or other equipment or technology not covered by Section 4 of this Agreement, which the undersigned conceived of or developed, wholly or in part, prior to the Employee’s employment or engagement with the Company and shall be excluded from the scope of this Agreement.

If the undersigned has no such items to disclose, write “NONE” on this line:                  .

Description of Items:  (if applicable)

Title on Document	Date on Document	Name of Witness on Document

LIQUIDIA TECHNOLOGIES, INC.

By:	NAME

Dated:	Dated: